"BLEED OUT"
                   AGREEMENT TO RESTRICT THE SALE OF SHARE
                               OF COMMON STOCK
                              November 15, 2002

________________________________
________________________________
________________________________
_____________________

     Re:  HispanAmerica Corp ("HSPA") Shareholders

          Certificate holder's name:     _______________________
          Certificate numbers:           _______________________
          Total # of shares:             _______________________


                                  RECITALS:

WHEREAS, _____________________ ("Shareholder(s)") owns __________________
_______________________ (               ) shares of the Common Stock of
HispanAmerica Corp. (the "Corporation") $.001 par value per share. Hereinafter, unless otherwise specified, the shares of Common Stock of the Corporation ($.001 par value per share) owned by the Shareholders shall be collectively referred to as the "Shares";

WHEREAS, the Shares are among those issued in connection with a business combination transaction whereby the Corporation merged with Generacion Latina, Inc. ("GL") on August 20, 2002;

WHEREAS, the Corporation has requested that the Shareholder(s) enter into this Agreement to limit the sale, distribution or other disposal (the "Transfer") of a certain number of the Shares; and

WHEREAS, subject to the terms and conditions hereof, the Shareholder(s) have agreed to limit the Transfer of a certain number of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  Bleedout of the Shares.

The Shareholder(s) hereby agree that they shall not Transfer any of the Shares, without the prior express written consent of the Corporation, which consent shall not be unreasonably withheld, except as follows:
The Shareholder(s) agree to the following regarding the Shares owned by him/her. The Shareholder(s) recognizes the need for the orderly marketing and sale of the HSPA stock and consent to the restrictions on sale as described below to assist HSPA and the Shareholder(s);

The Shareholder(s) agrees that he/she will place the following restrictions on his/her stock:

(i) Twenty percent (20%) of the Shares may be sold during the first 3 months (first quarter) after HSPA receives "clearance" from the Securities and Exchange Commission ("SEC") as to the "effectiveness" of the registration statement on Form SB-2 whereby the Shares are being registered (the "Effective Date");

(ii) Twenty-five percent (25%) of the Shares may be sold during the second three month period (second quarter) after the "Effective Date";

(iii) Twenty-five percent (25%) of the Shares may be sold during the third three month period (third quarter) after the "Effective Date";

(iv) Thirty percent (30%) of the Shares may be sold during the final three month period (fourth quarter) after the "Effective Date";

(v) All restrictions imposed by this Letter shall be terminated twelve (12) months after the Effective Date.

2.  Miscellaneous.

Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be waived, amended, modified or supplemented except by a written instrument signed on behalf of the Corporation and the Shareholder(s) and/or their Shareholder Representatives making specific reference to this Agreement and expressing the intention to waive, amend, modify or supplement it.

Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery.

The Corporation may consent to Transfers prior to expiration of the above restrictions. Such consent notice and other communication required or permitted under this Agreement and the transactions contemplated shall be in writing and sent to:

Generacion Latina, Inc.
3948 Forest Oaks Lane
Mebane, NC 27302
Attention: Arnold E. Pitoniak, Chairman
Telephone:     (919) 563-5068
with a copy (not constituting notice) to:

Broad Street Investment Management, LLC
735 Broad Street, Suite 218
Chattanooga, TN  37402
Attention:     Mark T. Thatcher, Esq.
Telephone:     (423) 265-5062
Facsimile:     (423) 265-5068

All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if by facsimile transmission; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

Successors and Assigns, Shareholder Representatives. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, each subsequent holder of the Shares. The Shareholders(s) may resign and appoint successors only with the consent of the former Shareholder(s) and their Shareholder Representative, and the Corporation shall be entitled to rely on the directions of the Shareholder(s) and/or their Shareholder Representatives herein until receipt of notice from them as to the due appointment of a successor, and the Corporation shall thereupon be entitled to rely on such notice in dealing with such successor representative.

Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any provision in any other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Corporation with respect to the securities issued pursuant to the Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDER
Name:          __________________________
Signature:     __________________________
Address:       __________________________
Telephone:     __________________________
Date:          __________________________

HISPANAMERICA CORP.

By: __________________________________
    Arnold E. Pitoniak,
    Chairman and Chief Executive Officer

Date: ____________________